Amendment No. 2 to Investment Sub-Advisory Agreement

This is an Amendment, dated July 1, 2016 (this “Amendment”), to the Investment Sub-Advisory Agreement, dated June 10, 2013, (the “Agreement”) by and between ALPS ETF Trust, a Delaware statutory trust (the “Trust”) and RiverFront Investment Group, LLC (the “Sub-Adviser”). Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Trust and the Sub-Adviser wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Effective as of the date above, Appendix A of the Agreement is hereby deleted in its entirety and replaced with a new Appendix A attached hereto.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS ETF TRUST		RIVERFRONT INVESTMENT GROUP, LLC

By:	/s/ Thomas A. Carter	By:	/s/ Peter J. Quinn, Jr.
Name:	Thomas A. Carter	Name:	Peter J. Quinn, Jr.
Title:	President	Title:	President

Appendix A

Fund	Annual Sub-Advisory Fee
RiverFront Strategic Income Fund	30 basis points